As filed with the Securities and Exchange Commission on March 12, 2010

File No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(B) OR 12(G) OF

THE SECURITIES EXCHANGE ACT OF 1934

The Babcock & Wilcox Company

(exact name of registrant as specified in its charter)

Delaware	80-0558025
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

The Harris Building 13024 Ballantyne Corporate Place, Suite 700 Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (434) 522-6800

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class Registered	Name of Each Exchange on Which Such Class will be Registered
Common Stock, par value $0.01 per share	The New York Stock Exchange, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

THE BABCOCK & WILCOX COMPANY

INFORMATION INCLUDED IN INFORMATION STATEMENT

AND INCORPORATED BY REFERENCE IN FORM 10

CROSS REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

We have filed our information statement as Exhibit 99.1 to this Form 10. For your convenience, we have provided below a cross-reference sheet identifying where the items required by Form 10 can be found in the information statement.

Item No.	Item Caption	Location in Information Statement
1.	Business.	See “Summary,” “Risk Factors,” “Cautionary Statement Concerning Forward-Looking Information,” “The Spin-Off,” “Capitalization,” “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Relationship with McDermott After the Spin-Off” and “Management.”

1A.	Risk Factors.	See “Risk Factors.”

2.	Financial Information.	See “Summary,” “Risk Factors,” “Capitalization,” “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

3.	Properties.	See “Business.”

4.	Security Ownership of Certain Beneficial Owners and Management.	See “Security Ownership of Certain Beneficial Owners and Management.”

5.	Directors and Executive Officers.	See “Management.”

6.	Executive Compensation.	See “Management” and “Executive Compensation.”

7.	Certain Relationships and Related Transactions, and Director Independence.	See “Summary,” “Risk Factors,” “Management,” “Certain Relationships and Related Transactions” and “Relationship with McDermott After the Spin-Off.”

8.	Legal Proceedings.	See “Business—Legal Proceedings.”

9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.	See “Summary,” “Risk Factors,” “The Spin-Off,” “Dividend Policy” and “Description of Capital Stock.”

10.	Recent Sales of Unregistered Securities.	Not Applicable.

11.	Description of Registrant’s Securities to be Registered.	See “Description of Capital Stock.”

12.	Indemnification of Directors and Officers.	See “Indemnification of Directors and Officers.”

13.	Financial Statements and Supplementary Data.	See “Summary,” “Selected Historical Combined Financial Data,” “Unaudited Pro Forma Combined Financial Data” and “Index to Financial Statements.”

Item No.	Item Caption	Location in Information Statement
14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.	Not Applicable.

15.	Financial Statements and Exhibits.

(a)	Combined Financial Statements: The following financial statements are included in the information statement and filed as part of this Registration Statement:

Combined Balance Sheets as of December 31, 2009 and 2008

Combined Statements of Income for the years ended December 31, 2009, 2008 and 2007

Combined Statements of Comprehensive Income (Loss) for the years ended December 31, 2009, 2008 and 2007

Combined Statements of Parent Equity (Deficit) as of December 31, 2009, 2008 and 2007

Combined Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007

Notes to Combined Financial Statements

Report of Independent Registered Public Accounting Firm

(b)	Combined Financial Statements Schedules: Schedule II is filed with this information statement. All other schedules for which provision is made in the applicable regulations of the SEC have been omitted because they are not required under the relevant instructions or because the required information is included in the financial statements or the related notes contained in this information statement.

(c)	Exhibits. The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description

2.1*	Form of Master Separation Agreement

3.1*	Form of Restated Certificate of Incorporation of the Registrant

3.2*	Form of Amended and Restated Bylaws of the Registrant

10.1*	Form of Tax Sharing Agreement

10.2*	Form of Employee Matters Agreement

10.3*	Form of Transition Services Agreement

10.4*	Form of Captive Insurance Company Transition Agreement

10.5*	Form of The Babcock & Wilcox Company 2010 Incentive Compensation Plan

10.6*	Forms of Award Agreements Under The Babcock & Wilcox Company 2010 Incentive Compensation Plan

21.1	List of Subsidiaries

99.1	Information Statement, Subject to Completion, dated March 12, 2010

*	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 12, 2010

THE BABCOCK & WILCOX COMPANY

By:	/S/ BRANDON C. BETHARDS
Name:	Brandon C. Bethards
Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1*	Form of Master Separation Agreement

3.1*	Form of Restated Certificate of Incorporation of the Registrant

3.2*	Form of Amended and Restated Bylaws of the Registrant

10.1*	Form of Tax Sharing Agreement

10.2*	Form of Employee Matters Agreement

10.3*	Form of Transition Services Agreement

10.4*	Form of Captive Insurance Company Transition Agreement

10.5*	Form of The Babcock & Wilcox Company 2010 Incentive Compensation Plan

10.6*	Forms of Award Agreements Under The Babcock & Wilcox Company 2010 Incentive Compensation Plan

21.1	List of Subsidiaries

99.1	Information Statement, Subject to Completion, dated March 12, 2010

*	To be filed by amendment.

4